UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2016

Spotlight Innovation Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52542	98 0518266
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11147 Aurora Avenue Aurora Business Park, Building 3 Urbandale, Iowa	50322
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 274 9087

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

☐ Pre commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐ Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 19, 2016, Spotlight Innovation Inc. (the “Company”) entered into a convertible note (the “Note”) with K4 Enterprises, LLC (“K4”) in the principal amount of $830,000, in exchange for the payment by K4 of $830,000. The Note bears interest at the rate of six percent per annum, and is convertible at the option of K4 into shares of common stock of the Company at a price equal to Seventy Percent (70%) of the average closing bid price of the common stock of the Company during the six months immediately prior to such conversion. The Company also issued K4 warrants (the “Warrant”) to purchase 2,075,000 shares of the Corporation’s common stock at an exercise price of $1.20 per share until December 31, 2018.

John Krohn is the Managing Member of K4 and in such capacity holds voting and dispositive power over the securities held by such entity. Mr. Krohn holds 50% of the equity ownership interest in K4 and thus is a beneficial owner of 50% of the securities held by K4. Mr. Krohn is also a member of the Company’s board of directors.

K4 is an accredited investor, and the Company relied upon the exemptions contained in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regard to those sales.

The foregoing summary of the terms of the Note and Warrant, is subject to, and qualified in its entirety, by such document attached hereto as Exhibit 4.1 and 4.2, which is incorporated herein by reference.

Item 8.01 Other Events.

On December 16, 2016, the Company (i) issued K4 350,000 common membership units of its subsidiary Caretta Therapeutics, LLC, (ii) issued K4 200,000 common membership units of its subsidiary Zika Therapeutics, LLC, and (iii) assigned to K4 thirty percent (30%) of the distributions and income receive by the Corporation from its investment in SOLX, Inc.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Convertible Note.

4.2	Warrant to Purchase Shares of Common Stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPOTLIGHT INNOVATION INC.

Dated: December 22, 2016	By:	/s/ William Pim
William Pim
CFO

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